Exhibit 10.1

Execution Version

CITIGROUP GLOBAL MARKETS INC.
388 GREENWICH STREET
NEW YORK, NY 10013

February 5, 2020

Science Applications International Corporation
12010 Sunset Hills Rd
Reston, VA  20190

Attention:  Charles A. Mathis

Commitment Letter
Term Loan B Incremental Facility
Senior Unsecured Bridge Facility

Ladies and Gentlemen:

Science Applications International Corporation, a Delaware corporation (the “Company” or “you”), has advised Citi (as defined below) (“Commitment Party” and, collectively, the “Commitment Parties”, “we” or “us”) that the Company desires to consummate the Transactions (as defined in Exhibit A hereto (such exhibit, the “Transactions Description”)).  Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto.  For the purposes of this Commitment Letter and the Fee Letter referred to below, “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

Upon the terms and subject to the conditions described in this letter agreement and the attached Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E (collectively, the “Exhibits” and, together with this letter agreement, this “Commitment Letter”), Citi is pleased to inform the Company of Citi’s commitment to provide the entire aggregate principal amount of the Term Loan B Incremental Facility (as defined in Exhibit A) and the Bridge Facility (as defined in Exhibit A) (Citi, in such capacity, an “Initial Lender”).

Section 1.             Title and Roles.

You hereby appoint Citi to act, and Citi hereby agrees to act, as (x) a joint bookrunner and joint lead arranger with respect to the Term Loan B Incremental Facility (together with any other agents, co-agents, joint bookrunners or joint lead arrangers appointed pursuant to the following paragraph, each in such capacity, a “Bank Arranger” and, collectively in such capacities, the “Bank Arrangers”), (y) a joint bookrunner and a joint lead arranger with respect to the Bridge Facility (together with any other agents, co-agents, managers, co-managers, or joint lead arrangers appointed pursuant to the following paragraph, each in such capacity, a “Bridge Arranger”, collectively in such capacities, the “Bridge Arrangers” and together with the Bank Arrangers, an “Arranger”, collectively in such capacities, the “Arrangers”) and (z) as sole administrative agent with respect to the Bridge Facility, in each case upon the terms and subject to the conditions described in this Commitment Letter.

You agree that no additional agents, co-agents, bookrunners or lead arrangers will be appointed, or other titles conferred, and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any other person in order to obtain commitments to the Facilities (as defined in Exhibit A) unless you and the Commitment Parties shall so agree; provided that you may, on or prior to the date that is 15 days after the date hereof, appoint up to an aggregate of six additional agents, co-agents, joint bookrunners or joint lead arrangers (other than administrative or collateral agents) and an unlimited number of co-managers, in each case in a manner and with economics set forth in the immediately succeeding proviso (it being understood and agreed that, to the extent you appoint any additional agents, co-agents, joint bookrunners, joint lead arrangers or co-managers in respect of the Facilities, then, notwithstanding anything herein to the contrary, the commitments of Citi as of the date hereof in respect of the applicable Facilities will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of each of the applicable Facilities upon the execution by such financial institution (and any relevant affiliate) of a customary amended and restated commitment letter and fee letter (or joinders thereto) in form and substance acceptable to you and us and, thereafter, each such financial institution (and any relevant affiliate) shall constitute an “Arranger” and it or its relevant affiliate providing such commitment shall constitute a “Commitment Party” and the commitments of the Commitment Parties in respect of the applicable Facilities shall be several and not joint); provided, further, that, in connection with the appointment of any additional agents, co-agents, joint bookrunners, joint lead arrangers or co-managers (each, an “Additional Agent”) for the Facilities in accordance with the immediately preceding proviso, (i) the aggregate economics payable to all such additional agents, co-agents, joint bookrunners, joint lead arrangers and co-managers and their respective affiliates in respect of the Facilities shall not exceed 65.0% of the total economics which would be payable to Citi as of the date hereof in respect of the Facilities pursuant to the Fee Letter and if no additional agents, co-agents, joint bookrunners, joint lead arrangers or co-managers are appointed by you, Citi shall retain all of the economics with respect to the Facilities, (ii) no agent, co-agent, joint bookrunner, joint lead arranger or co-manager (or any affiliate thereof) so appointed by you shall receive economics greater than the economics in respect of the Facilities to be received by Citi as of the date hereof under the Fee Letter, (iii) each additional agent, co-agent, joint bookrunner, joint lead arranger and co-manager (or its relevant affiliate) so appointed by you shall provide commitments ratably across each of the Term Loan B Incremental Facility and the Bridge Facility, (iv) the aggregate economics payable to any such additional agent, co-agent, joint bookrunner, joint lead arranger or co-manager (or any relevant affiliate thereof) in respect of the Facilities shall be proportionate to the commitment of such additional agent, co-agent, joint bookrunner, joint lead arranger or co-manager (or any relevant affiliate thereof), (v) it is understood and agreed that any such additional agents, co-agents, joint bookrunners, joint lead arrangers and co-managers shall not be physical bookrunners and that Citi will have primary authority for managing the syndication of the Facilities and (vi) it is further understood and agreed that Citi shall have “left side” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement.

Section 2.             Syndication.

The Commitment Parties reserve the right, prior to and/or after the execution of the definitive documentation (including the incremental facilities amendment to the Existing Credit Agreement and any additional security agreements, ancillary agreements, certificates or other documents delivered in connection therewith) with respect to the Facilities (collectively, the “Operative Documents”), to syndicate all or a portion of their commitments under the Facilities to one or more other banks, financial institutions, investors and other lenders identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, conditioned or delayed) (the lenders providing the Facilities, together with the Initial Lenders, collectively referred to herein as the “Lenders”); provided that we agree not to syndicate our commitments to (i) certain banks, financial institutions, investors, other institutional lenders and other entities (including, without limitation, any competitor of the Company or any of its respective affiliates or subsidiaries), in each case, identified by name in writing to us prior to the date hereof, (ii) any affiliates of the persons identified under clause (i) above that are either known by us to be such affiliates or are readily identifiable as such by their name, and (iii) any natural person (such persons, collectively, the “Disqualified Institutions”) and that none of the Disqualified Institutions may become a Lender or participant in respect of any of the Facilities.  Subject to the foregoing, Citi will manage all aspects of the syndication of the Facilities in consultation with the Company, including the timing of the commencement of syndication efforts, the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders and the allocation of commitments among the Lenders.  Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by us, (a) except in case of any assignment to an Additional Agent, we shall not be released or novated from our obligations hereunder (including our obligation to fund our applicable percentage of the Facilities on the Closing Date (as defined below)) and no syndication, assignment or other transfer thereof shall become effective until after the initial funding of the Facilities on the Closing Date (or, to the extent funded into escrow prior to the Closing Date, the deposit of the proceeds of such Facilities into escrow), and (b) unless you agree in writing, we will retain exclusive control over all rights and obligations with respect to our commitments and other obligations in respect of the Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

2

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities, nor the obligation to assist with syndication efforts as set forth herein, constitute a condition to the commitment hereunder or the funding of the Facilities on the Closing Date.  The Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication effort, and without limiting anything contained in the last sentence of the immediately preceding paragraph, it is the Arrangers’ intent to have Lenders commit to the Facilities prior to the Closing Date.  Until the earlier of (i) the 60th day following the date of the consummation of the Acquisition (as defined in Exhibit A) with the proceeds of the initial funding under the Term Loan B Incremental Facility (the date of such consummation and funding, the “Closing Date”), and (ii) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”), the Company hereby agrees to use its commercially reasonable efforts to assist us in achieving a syndication that is reasonably satisfactory to us and you.  The Company’s assistance in achieving such syndication shall include but not be limited to:  (i) making appropriate members of the senior management, representatives and non-legal advisors of the Company (and, to the extent not in contravention of the Acquisition Agreement (as defined in Exhibit A) using its commercially reasonable efforts to make appropriate members of the senior management, representatives and non-legal advisors of the Transferred Assets (as defined in the Acquisition Agreement) (together with all related business operations and employees, the “Acquired Business”) available to participate in informational meetings with potential Lenders and/or ratings agencies at such times and places to be mutually agreed (or, if you and we shall agree, conference calls in lieu of any such meeting); (ii) using its commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of the Company; (iii) assisting (including, using its commercially reasonable efforts to cause its affiliates and non-legal advisors, and to the extent not in contravention of the Acquisition Agreement, the Acquired Business and its affiliates and non-legal advisors, to assist) in the preparation (and/or providing to us) of a customary confidential information memorandum for the Facilities, other customary marketing materials and any other information reasonably requested by the Arrangers with respect to the Company and its subsidiaries, the Acquired Business or the Transactions in connection with the syndication (collectively, the “Company Materials”) and using its commercially reasonable efforts to ensure that the Arrangers shall have received no later than 20 business days prior to the Closing Date all necessary information to complete the confidential information memorandum (including executed customary authorization letters in respect thereof that include a customary “10b-5” representation); (iv) the hosting, with the Arrangers, of a reasonable number of meetings or conference calls of prospective Lenders; (v) using its commercially reasonable efforts (A) to procure an updated rating for the Existing Credit Agreement and a rating for the Term Loan B Incremental Facility and the Notes (as defined in Exhibit A) by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”) no later than 20 business days prior to the Closing Date (but no specific rating) and (B) to maintain a corporate family rating or corporate rating, as applicable, of the Company from each of Moody’s and S&P (but no specific rating) and (vi) delivering to the Arrangers, promptly upon receipt thereof, all financial information related to the Acquired Business delivered to the Company pursuant to the Acquisition Agreement.

3

The Company acknowledges that (i) the Arrangers may make available the Company Materials on a confidential basis to potential Lenders by posting the Company Materials on Intralinks, SyndTrak Online, Debtdomain, the internet, email and/or similar electronic transmission systems (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, your subsidiaries, the Acquired Business or any securities of any thereof) (each, a “Public Lender”).  The Company agrees that (A) at the request of any Arranger, it will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain any material non-public information concerning you, your subsidiaries, Seller (as defined in the Acquisition Agreement) (the “Seller”), the Acquired Business or any securities of any thereof for purposes of United States federal and state securities laws (any such information, “MNPI”, and any information package or presentation that contains MNPI is referred to as “Private-Side Materials”); (B) all Company Materials that are Private-Side Materials will be clearly and conspicuously marked “Private, contains Material Non-Public Information” which will mean that “Private, contains Material Non-Public Information” will appear prominently on the first page thereof; (C) if any Company Materials are not marked, the Company will be deemed to have authorized the Arrangers and the proposed Lenders to treat such Company Materials as not containing any MNPI; (D) all Company Materials not marked “Private, contains Material Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Lender” and (E) the Company shall provide us with customary authorization letters for inclusion in the Company Materials that represents that any Company Materials not marked “Private, contains Material Non-Public Information” does not include MNPI and will contain customary language exculpating us with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof.  The Arrangers agree to treat any Company Materials that are marked “Private, contains Material Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Lender”.  To ensure an orderly and effective syndication of each Facility, the Company agrees that, until the Syndication Date, the Company will not, and will not permit any of its subsidiaries to (and the Company will use commercially reasonable efforts to not permit the Acquired Business to), syndicate, issue, place, arrange or attempt to syndicate, issue, place or arrange, or announce or authorize the announcement of the syndication, issuance, placement or arrangement of, any debt facility or debt security (including, without limitation, the renewal of any thereof, but excluding the Facilities and the Notes, any additional borrowing under the Revolving Credit Facility (as defined in the Existing Credit Agreement), any sale of receivables to the extent the same could be deemed to be a secured financing, and any ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit or surety bonds) without the prior written consent of the Arrangers if such syndication, issuance, placement or arrangement could reasonably be expected to impair the primary syndication of the Facilities or placement of the Notes.

Section 3.             Conditions.

The commitments of each Commitment Party hereunder to fund its respective portion of the Facilities on the Closing Date and the agreements of each of the Arrangers to perform the services described herein are subject solely to the satisfaction (or waiver by each of the Commitment Parties) of the following conditions precedent:  (a) since September 30, 2019, there shall not have occurred any Material Adverse Effect (as defined below), (b) subject to the Limited Conditionality Provisions (as defined below), the execution and delivery of the respective Operative Documents by the Company and the Guarantors (as defined in Exhibit B) on the terms set forth in this Commitment Letter and with respect to any terms not specifically set forth herein, on terms reasonably satisfactory to the Company and the Arrangers, (c) solely with regards to the Term Loan B Incremental Facility, the satisfaction of the conditions set forth in Section 2.23(b)(ii) of the Existing Credit Agreement as in effect on the date hereof and (d) the satisfaction (or waiver by each of the Commitment Parties) of the other conditions set forth in Exhibit D hereto (clauses (a), (b), (c) and (d)), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur).  For purposes of this Commitment Letter, “Material Adverse Effect” shall have the meaning in the Acquisition Agreement (as in effect on the date hereof).

4

Notwithstanding anything set forth in this Commitment Letter, the Fee Letter or the Operative Documents, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date, shall be (x) such of the representations and warranties made by or on behalf of the Seller in the Acquisition Agreement as are material to the interests of the Lenders or the Arrangers (in their capacities as such), but only to the extent that you (or any of your affiliates) have the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of any of such representations and warranties (to such extent, the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined in the Existing Credit Agreement as in effect on the date hereof) made by the Company and Guarantors in the Operative Documents and (ii) the terms of the Operative Documents shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Funding Conditions are satisfied or waived (it being understood that to the extent any Collateral (as defined in Exhibit B) (other than Collateral in which a security interest therein may be perfected by (A) the filing of a Uniform Commercial Code financing statement, (B) taking delivery and possession of stock (or other equity interest) certificates and related stock powers executed in blank (other than in respect of any immaterial or non-wholly owned subsidiary (to be defined in a manner to be reasonably agreed) of the Acquired Business organized outside of the United States) or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) cannot be delivered or a security interest therein cannot be created or perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the creation and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loan B Incremental Facility on the Closing Date but, instead, may be accomplished pursuant to arrangements and timing to be reasonably and mutually agreed by the parties hereto acting reasonably (with extensions available in the Term Loan B Agent’s (as defined in Exhibit B) reasonable discretion). The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

Section 4.             Commitment Termination.

Each Commitment Party’s commitment hereunder and the other obligations set forth in this Commitment Letter will terminate on the earliest of:  (a) the consummation of the Acquisition with or without the funding of the Facilities; (b) August 5, 2020 and (c) the date the Acquisition Agreement is terminated. Notwithstanding anything herein to the contrary, the Company may not terminate commitments with regards to the Bridge Facility unless all commitments to the Bridge Facility have been terminated.

5

Section 5.             Fees.

As consideration for our commitments and other obligations hereunder and our agreement to perform the services described herein, you agree to pay (or to cause to be paid) to us the fees set forth in this Commitment Letter and in the arranger fee letter dated the date hereof among the parties hereto (such fee letter, as amended, amended and restated, supplemented or otherwise modified, the “Fee Letter”).  The terms of the Fee Letter are an integral part of our commitments and other obligations hereunder and our agreement to perform the services described herein and constitute part of this Commitment Letter for all purposes hereof.  Each of the fees described in this Commitment Letter and the Fee Letter shall be nonrefundable when paid except as expressly set forth therein.

Section 6.             Indemnification.

The Company shall indemnify and hold harmless each Commitment Party, its affiliates, and each Commitment Party’s and such affiliates’ respective directors, controlling persons, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors (each, an “Indemnified Person”) from and against any and all claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel but limited, in the case of legal fees and disbursements, to one counsel to such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each set of similarly affected Indemnified Persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such actual or potential conflict of interest one additional counsel of the applicable type to each set of similarly affected Indemnified Persons)), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the Fee Letter or the Operative Documents, or the transactions contemplated hereby or thereby or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), except to the extent such claim, damage, loss, liability or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s or its controlled affiliate’s bad faith, gross negligence or willful misconduct or material breach of this Commitment Letter or the Fee Letter or (ii) the result of any Proceeding that is not the result of an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Arranger, administrative agent, collateral agent or any similar role under the Existing Credit Agreement or the Facilities, as applicable).  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions are consummated.

In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages awarded to third parties to the extent set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

6

You agree that, without our prior written consent, neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

The Company acknowledges that information and other materials relative to the Operative Documents and the Transactions may be transmitted through the Platform.  No Indemnified Person will be liable to the Company or any of its affiliates or any of its security holders or creditors or any other person for any damages arising from the use or misuse by persons of information or other materials sent through the Platform, except to the extent such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s or its controlled affiliate’s bad faith, gross negligence or willful misconduct or material  breach of this Commitment Letter.

Section 7.             Costs and Expenses.

The Company shall pay, or reimburse the Commitment Parties on the earlier to occur of (i) the Closing Date and (ii) the date of the termination or expiration of the commitments under this Commitment Letter (and thereafter, if applicable, on demand) for, all reasonable and documented out-of-pocket costs and expenses incurred by the Commitment Parties in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Operative Documents, including, without limitation, the reasonable fees, disbursements and other charges of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Commitment Parties, taken as a whole), regardless of whether any of the transactions contemplated hereby is consummated.  The Company shall also pay all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees, disbursements and other charges of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Commitment Parties, taken as a whole)) incurred in connection with the enforcement of any of their rights and remedies hereunder.

Section 8.             Confidentiality.

The Company agrees that this Commitment Letter and the Fee Letter are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person other than its subsidiaries and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of the Company and its subsidiaries, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Company may disclose this Commitment Letter and the contents hereof and, to the extent specified below, the Fee Letter and the contents thereof:  (a) (i) as may be compelled in a judicial or administrative proceeding or in any proceeding or pursuant to the order of any court or administrative agency or upon the request or demand of any regulatory authority or (ii) as otherwise required by law or in any required filings with the Securities and Exchange Commission and to the extent required by applicable regulatory authorities or stock exchanges (but with respect to this clause (ii) in the case of the Fee Letter and the contents thereof,  so long as the actual fees and “market flex” provisions are redacted from the Fee Letter in a manner reasonably satisfactory to the Arrangers); (b) as part of generic disclosure of aggregate sources and uses with respect to the Transactions; (c) to Moody’s or S&P in connection with obtaining a rating of the Facilities (but in the case of the Fee Letter and the contents thereof, only as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (d) to the Seller, the Acquired Business and their respective subsidiaries and controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter, in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby (but in the case of the Fee Letter and the contents thereof, only as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (e) in syndication or other marketing materials relating to the Facilities (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions), (f) with our prior written consent or (g) to any Additional Agent on a confidential basis.

7

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party in violation of this paragraph, (d) to the extent that such information is received by any Commitment Party from a third party that is not, in each case to such Commitment Party’s knowledge, (i) in such third party’s possession illegally or (ii) subject to confidentiality obligations to you, your subsidiaries or the Seller, (e) to the extent that such information is independently developed by any Commitment Party, (f) to any of the Commitment Parties’ affiliates and any of their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Facilities and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees of obligations under the Facilities (other than any Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to Moody’s or S&P in connection with obtaining a rating of the Facilities in consultation and coordination with you, (i) for the purposes of establishing a “due diligence” or other appropriate defense, (j) to any Additional Agent or prospective Additional Agent or (k) to any prospective purchaser in connection with the marketing of the Notes.  The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Operative Documents upon the execution and delivery thereof and, in the event the Operative Documents have not been executed and delivered, shall expire on the date occurring 24 months after the date hereof.

You acknowledge that neither any of the Commitment Parties nor any of their affiliates provide accounting, tax or legal advice.  You further acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Seller, the Acquired Business and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise.  You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.  As you know, the Commitment Parties are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Commitment Parties and their respective affiliates actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  The Commitment Parties or their affiliates also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Seller, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

8

In addition, you acknowledge that you have retained Citi as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition.  You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Section 9.             Representations and Warranties.

The Company represents and warrants (which representation and warranty, in the case of any information relating to the Acquired Business prior to the Acquisition, is to the best of the Company’s knowledge) that (i) all written information, other than Projections (as defined below), other forward-looking information and information of a general economic or industry-specific nature, that has been or will hereafter be made available to any of the Commitment Parties or any Lender by or on behalf of the Company, the Acquired Business or any of their respective representatives in connection with the Transactions (the “Information”) is and will be, when furnished, true and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto provided prior to the later of the Closing Date and the Syndication Date) and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of the Company or any of its representatives and made available to any of the Commitment Parties, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related financial projections are made available (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that no assurance can be given that the projected results will be realized).  If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (or, with respect to any such Information or Projections relating to the Acquired Business or its operations or assets, use your commercially reasonable efforts to cause the Seller to) promptly supplement the Information and/or Projections so that (and with respect to Information or Projections relating to the Acquired Business or its operations or assets, to the best of your knowledge) the representations and warranties contained in this paragraph remain true and correct in all material respects under those circumstances.  For the avoidance of doubt, our commitments hereunder and the funding of the Facilities on the Closing Date are not conditioned upon the accuracy of the representations made in this Section 9.

9

In arranging and syndicating the Facilities, the Commitment Parties will be entitled to use, and to rely on the representations and warranties in the preceding paragraph relating to, any information furnished to us by or on behalf of the Company and its affiliates without responsibility for independent verification thereof.

Section 10.           Assignments.

The Company may not assign or delegate any of its rights or obligations under this Commitment Letter or the Fee Letter without our prior written consent, and any attempted assignment without such consent shall be null and void.  No Commitment Party may assign or delegate any of its rights or obligations under this Commitment Letter or its commitment hereunder (except to one or more of its affiliates; provided that any assignments to an affiliate will not relieve a Commitment Party from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned) other than as expressly permitted hereunder without the Company’s prior written consent, and any attempted assignment or delegation without such consent shall be null and void.

Section 11.           Amendments.

Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto or thereto, as applicable.

Section 12.           Governing Law, Etc.

This Commitment Letter (and any claim, controversy or dispute arising under or related to any of the foregoing, whether based on contract, tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of law principles which would result in the application of the laws of another state, provided, however, that (i) the interpretation of the definition of Material Adverse Effect (and whether a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or any of your affiliates) have the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or thereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such federal court.  Service of any process, summons, notice or document by registered mail addressed to any such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon judgment.

10

Section 13.           Payments.

All payments under this Commitment Letter and the Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York; without any set-off or reduction for any and all present future applicable taxes, levies, imposts, deductions, charges or withholdings imposed by any national, state or local taxing authority.

To the fullest extent permitted by law, the Company will make all payments under this Commitment Letter and the Fee Letter regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Company’s obligation to make, or the right of the Commitment Parties to receive, such payments.

Section 14.           Miscellaneous.

This Commitment Letter and the Fee Letter contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.  Section headings herein are for convenience only and are not a part of this Commitment Letter.  This Commitment Letter and the Fee Letter are solely for the benefit of the parties hereto and thereto (and Indemnified Persons, to the extent set forth in Section 6), and no other person shall acquire or have any rights under or by virtue of this Commitment Letter or the Fee Letter.  This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, and the Company waives, to the fullest extent permitted by law, any claims it may have against any of the Commitment Parties or any of their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Commitment Letter and agrees that none of the Commitment Parties or any of their affiliates shall have any liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of the Company.  Any and all services to be provided by any of the Commitment Parties hereunder may be performed, and any and all rights of any of the Commitment Parties hereunder may be exercised, by or through any of such Commitment Party’s affiliates and branches, and, in connection with the provision of such services, each Commitment Party may exchange with such affiliates and branches information concerning the Company and the other companies that may be the subject of the transactions contemplated by this Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder, subject to the confidentiality provisions herein.

The indemnification, compensation, reimbursement, sharing of information, absence of fiduciary relationships, jurisdiction, governing law, venue, waiver of jury trial, syndication, market flex and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Operative Documents upon the initial funding thereunder, in each case solely to the extent covered thereby with retroactive application to the date hereof.

11

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies the borrower and each guarantor under the Operative Documents, which information includes the name, address and tax identification number and other customary information regarding any such borrower or guarantor that will allow us and the other Lenders to identify any such borrower or guarantor in accordance with the Patriot Act or Beneficial Ownership Regulation.  We and the other Lenders may also request corporate formation documents, or other forms of identification, to verify the information provided.  This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective as to each Lender.  The Company hereby acknowledges and agrees that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  The Company and the Commitment Parties shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic (pdf) transmission shall be as effective as delivery of a manually executed counterpart hereof.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the Funding Conditions.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning executed counterparts to this Commitment Letter and the Fee Letter to Justin Tichauer (on behalf of the Commitment Parties), Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 (or by electronic (pdf) transmission to justin.s.tichauer@citi.com) at or before 11:59 p.m. (New York City time) on February 6, 2020.  If you do not return such executed counterparts prior to the date and time provided above, the commitment and other obligations of the Commitment Parties set forth in this Commitment Letter will automatically terminate.  Please arrange for the executed originals to follow by next-day courier.

[Signature Pages Follow]

12

Very truly yours,

.	CITIGROUP GLOBAL MARKETS INC

	By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Managing Director

[Signature Page to Commitment Letter]

ACCEPTED and agreed to as of the date
first written above:

SCIENCE APPLICATIONS
INTERNATIONAL CORPORATION

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

Exhibit A
to
Commitment Letter

Transactions Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit A is attached or in the other Exhibits to such letter agreement, as applicable.  The following transactions in items 1-4 are referred to herein collectively as the “Transactions”.

1.
The Company will obtain a new senior secured credit facility, comprised of a senior secured term loan “B” credit facility in an aggregate principal amount of up to $600.0 million with the terms set forth in Exhibit B to the Commitment Letter (the “Term Loan B Incremental Facility”) as an incremental facility under the Company’s Third Amended and Restated Credit Agreement, dated as of October 31, 2018, (as amended from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Company, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent.

2.
The Company will issue up to $400.0 million of debt securities (the “Notes”) and/or borrow up to the unissued amount of such issuance in the form of loans under a $400.0 million senior unsecured bridge facility with the terms set forth in Exhibit C (the “Bridge Facility” and together with the Term Loan B Incremental Facility, the “Facilities”), in each case on the Closing Date.

3.
The Company or one of its wholly-owned subsidiaries will complete the acquisition (the “Acquisition”) of the Acquired Business pursuant to the Asset Purchase Agreement, dated as of the date hereof by and among Unisys Corporation and Science Applications International Corporation (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”).

4.	The Company will pay all fees, costs and expenses incurred in connection with the foregoing transactions (including debt prepayment premiums, if any).

A-1

Exhibit B
to
Commitment Letter

$600.0 million Senior Secured Term Loan B Facility
Summary of Principal Terms and Conditions

  February 2020

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit B is attached, in the other Exhibits to such letter agreement or in the Existing Credit Agreement, as applicable.

Borrower:	Science Applications International Corporation, a Delaware corporation (the “Borrower”).

Administrative Agent and Collateral Agent:
Citi, will continue to act as sole administrative agent and collateral agent (in such capacities, the “Term Loan B Agent”) for a syndicate of banks, financial institutions, investors and other lenders (the “Term Loan B Lenders”), and will perform the duties customarily associated with such roles.

Arranger:
Citi, together with any other joint bookrunner or joint lead arranger appointed pursuant to the Commitment Letter, will act as joint bookrunners and lead arrangers for the Term Loan B Incremental Facility and will perform the duties customarily associated with such roles.

Facility:	A senior secured term loan “B” facility in an aggregate principal amount of $600.0 million which will be incurred as a Term Loan B Incremental Loan under the Existing Credit Agreement.

Purpose:	The proceeds of the Term Loan B Incremental Facility will be used on the Closing Date to consummate the Acquisition, including the payment of fees, costs and expenses in connection therewith.

Maturity and Amortization:
The Term Loan B Incremental Facility will mature on the date that is seven years following the Closing Date (the “Term Loan Maturity Date”) and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Term Loan B Incremental Facility, beginning with the first full fiscal quarter ending after the Closing Date, with the balance payable on the maturity date of the Term Loan B Incremental Facility.

Guarantees:
All obligations of the Borrower under the Term Loan B Incremental Facility will be unconditionally guaranteed on a joint and several basis and on a senior secured first lien basis (the “Guarantees”) by each direct or indirect domestic subsidiary of the Borrower (whether owned on the Closing Date or formed or acquired thereafter) (the “Guarantors”), in each case subject to customary exceptions and limitations consistent with the Existing Credit Agreement.

B-1

Security:
All obligations of the Borrower under the Term Loan B Incremental Facility and the Guarantees and will be secured on a first-priority basis by substantially all the assets of the Borrower and each of the Guarantors (collectively, the “Collateral”), subject to customary exceptions and limitations consistent with the Existing Credit Agreement.

Mandatory Prepayments:
On the same basis provided for under the Existing Credit Agreement. The mandatory prepayments will be allocated pro rata among the outstanding loans under the Term Facilities and Tranche B Facilities under (and as defined in) the Existing Credit Agreement and the Term Loan B Incremental Facility.

Voluntary Prepayments/ Reductions in Commitments:	On the same basis provided for under the Existing Credit Agreement.

Call Protection:
The occurrence of any Repricing Event prior to the date that is six months after the Closing Date will require payment of a fee in an amount equal to 1.00% of the aggregate principal amount of the loans under the Term Loan B Incremental Facility subject to such Repricing Event.

Interest Rates:
At the Borrower’s option, loans under the Term Loan B Incremental Facility may be maintained from time to time as (x) “Base Rate Loans”, which will bear interest at the Base Rate (or, if greater at any time, the Base Rate Floor, if applicable) in effect from time to time plus the Applicable Margin or (y) “LIBOR Loans”, which will bear interest at the London interbank offered rate for U.S. dollars (adjusted for statutory reserve requirements) as determined by the Term Loan B Agent for the respective interest period (or, if greater at any time, the LIBOR Floor, if applicable) plus the Applicable Margin.

“Applicable Margin” will mean a percentage per annum equal to: Loans under the Term Loan B Incremental Facility (x) maintained as Base Rate Loans, 1.25%, and (y) maintained as LIBOR Loans, 2.25%.

“Base Rate” will mean the highest of (x) the rate that the Term Loan B Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the federal funds effective rate, and (z) the London interbank offered rate for U.S. dollars for an interest period of one month (adjusted for statutory reserve requirements) (which rate shall for this purpose not be less than 0%) plus 1.00%.

B-2

“Base Rate Floor” will mean 1.00% per annum.

“LIBOR Floor” will mean 0.00% per annum.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all applicable Term Loan B Lenders, 12 months, will be available in the case of LIBOR Loans; provided that the initial interest period for any LIBOR Loans made on the Closing Date may be at the then applicable one-month LIBOR for a period of less than one month and at the then applicable three-month LIBOR for a period of less than three months.

Interest in respect of Base Rate Loans will be payable quarterly in arrears on the last business day of each calendar quarter.  Interest in respect of LIBOR Loans will be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.  Interest will also be payable at the time of repayment of any loans and at maturity.  All interest on Base Rate Loans, LIBOR Loans and, if applicable, any fees will be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	As per the Existing Credit Agreement.

Representations and Warranties:	As per the Existing Credit Agreement.

Affirmative Covenants:	As per the Existing Credit Agreement.

Negative Covenants:	As per the Existing Credit Agreement.

Financial Maintenance Covenant:	None.

Events of Default:	As per the Existing Credit Agreement.

Voting:	As per the Existing Credit Agreement.

Cost and Yield Protection:	As per the Existing Credit Agreement.

Assignments and Participation:	As per the Existing Credit Agreement.

Expenses and Indemnification:	As per the Existing Credit Agreement.

Governing Law; Forum:	New York.

Counsel to Term Loan B Agent and Arrangers:	Shearman & Sterling LLP.

B-3

Exhibit C
to
Commitment Letter

$400.0 million Senior Unsecured Bridge Facility
Summary of Principal Terms and Conditions

Initial Bridge Loans:
The Bridge Lenders (as defined below) will make loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount equal to (or, in the discretion of the Borrower, less than) (i) $400.0 million (or such lesser amount as necessary to be in compliance with the limit on debt incurrence applicable to the Borrower in Section 5.03(k)(vii) of the Existing Credit Agreement) minus (ii) the aggregate principal amount of the Notes (or “demand” securities issued in lieu thereof) issued on or prior to the Closing Date.

Borrower:	Same as the Term Loan B Incremental Facility.

Guarantees:	Same as the Term Loan B Incremental Facility.

Administrative Agent:
Citi will act as sole administrative agent (in such capacity the “Bridge Agent” and together with the Term Loan B Agent, the “Agents”) for a syndicate of banks, financial institutions, investors and other lenders, excluding any Disqualified Institutions (Citi, together with such lenders on the Closing Date, the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Arranger:
Citi, together with any other joint bookrunner or joint lead arranger appointed pursuant to the Commitment Letter, will act as joint bookrunners and lead arrangers for the Bridge Facility and will perform the duties customarily associated with such roles.

Purpose:	The proceeds of the Initial Bridge Loans will be used by the Borrower on the Closing Date to consummate the Acquisition, including the payment of fees, costs and expenses in connection therewith.

Funding/Availability:	The Initial Bridge Loans will be made in a single drawing on the Closing Date in an aggregate principal amount determined as set forth under “Initial Bridge Loans” above.

Maturity/Exchange:
All the Initial Bridge Loans will mature on the date that is one year following the Closing Date (the “Initial Bridge Loan Maturity Date”).  If any Initial Bridge Loan has not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and so long as no payment or bankruptcy default or event of default has occurred and is continuing, such Initial Bridge Loan shall automatically be extended into a senior unsecured term loan (each an “Extended Bridge Loan”) due on the date that is eight years after the Closing Date (the “Final Bridge Loan Maturity Date”) having the terms set forth in the term sheet attached hereto as Annex I.  The Bridge Lender in respect of such Extended Bridge Loan will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Bridge Loan having the terms set forth in the term sheet attached hereto as Annex II; provided, however, that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100.0 million in aggregate principal amount of Exchange Notes and shall not be required to issue Exchange Notes more than a number of times to be agreed in any calendar month.

The Initial Bridge Loans, the Extended Bridge Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:
Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to LIBOR plus a spread of 3.00% (such spread, the “LIBOR Bridge Spread”) or Base Rate plus a spread of 2.00% (such spread, the “Base Rate Bridge Spread” and together with the LIBOR Bridge Spread, the “Bridge Spread”).  If the Initial Bridge Loans are not repaid in whole within three months following the Closing Date, the Bridge Spread will increase by 50 basis points at the end of such three-month period and will increase by an additional 50 basis points at the end of each three-month period thereafter until the Initial Bridge Loan Maturity Date; provided that in no event will the Initial Bridge Loans accrue interest at a rate per annum in excess of the Total Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate Loans).

At the Borrower’s option, the Initial Bridge Loans may be maintained from time to time as (x) “Base Rate Loans”, which shall bear interest at the Base Rate (or, if greater at any time, the Base Rate Floor, if applicable) in effect from time to time plus the Base Rate Bridge Spread or (y) “LIBOR Loans”, which shall bear interest at the London interbank offered rate for U.S. dollars (adjusted for statutory reserve requirements) as determined by the Bridge Agent for the respective interest period (or, if greater at any time, the LIBOR Floor, if applicable) plus the LIBOR Bridge Spread.
“Base Rate” shall mean the highest of (x) the rate that the Bridge Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the federal funds effective rate, and (z) the London interbank offered rate for U.S. dollars for an interest period of one month (adjusted for statutory reserve requirements) plus 1.00%.

“Base Rate Floor” shall mean 1.00% per annum.

“LIBOR Floor” shall mean 0.00 % per annum.

Interest will be payable in arrears at the end of each fiscal quarter of the Borrower following the Closing Date and on the Initial Bridge Loan Maturity Date.

Default Rate:
With respect to overdue principal and interest, and other overdue amounts, the applicable interest rate plus 2.00% per annum.

Upon the occurrence and during the continuance of any Event of Default, each LIBOR Loan will convert to a Base Rate Loan at the end of the interest period then in effect for such LIBOR Loan.

Mandatory Prepayments:
The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest (a) with 100% of the net cash proceeds of (i) any direct or indirect public offering or private placement of debt securities of the Company or any of the Company’s subsidiaries or any equity securities of the Company; provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a Permanent Debt Notice (as defined in the Fee Letter) at an issue price above the level at which such Bridge Lender or affiliate has determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to repay the Initial Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to repay Initial Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Initial Bridge Loans held by other Bridge Lenders, (ii) the incurrence of any indebtedness by the Borrower or any subsidiary of the Borrower (other than borrowings under the Existing Credit Agreement, as applicable and certain permitted indebtedness), (iii) all non-ordinary course asset sales or other dispositions of property by the Company and its subsidiaries in excess of $10.0 million (individually or from any series of related transactions) (including, without limitation, insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions as set forth in the Existing Credit Agreement) and (iv) any Receivables Facility (as defined in the Existing Credit Agreement), in the case of (ii) and (iii),  subject to the prior repayment of all amounts required to be repaid under the Existing Credit Agreement.

Offer to Prepay upon a Change of Control:	The Borrower will be required to offer to prepay Initial Bridge Loans at 100% of par plus accrued and unpaid interest upon the occurrence of a change of control.

Optional Prepayment:
The Initial Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon three days’ prior notice, at par plus accrued and unpaid interest, subject to reimbursement of the Bridge Lenders’ actual redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Documentation:	Consistent with the Existing Credit Agreement, with modifications customary for transactions of this type, consistent with this Commitment Letter and the Fee Letter.

Representations and Warranties:
Consistent with the Existing Credit Agreement, with modifications customary for transactions of this type, subject to the Limited Conditionality Provisions and consistent with this Commitment Letter and the Fee Letter.

Conditions Precedent:	The funding of the Initial Bridge Loans shall be subject to only the Funding Conditions.

Refinancing:	The Borrower will use commercially reasonable efforts to refinance the Initial Bridge Loans as promptly as practicable after the Closing Date with the Notes.

Covenants:
Consistent with the Existing Credit Agreement, with modifications customary for high yield debt securities; provided that, prior to the Initial Bridge Loan Maturity Date, the debt incurrence, liens and restricted payments covenants will be more restrictive, as determined by the Arrangers in their reasonable discretion.

Events of Default:	As per the Existing Credit Agreement.

Following the Initial Bridge Loan Maturity Date, the events of default relevant to the Initial Bridge Loans will be automatically modified to be consistent with the Exchange Notes.

Cost and Yield Protection:	As per the Existing Credit Agreement.

Assignment and Participation:	As per the Existing Credit Agreement.

Voting:	As per the Existing Credit Agreement.

Expenses and Indemnification:	As per the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Bridge Agent and the Arrangers:	Shearman & Sterling LLP.

Annex I
Summary of Principal Terms and Conditions
of Extended Bridge Loans

Capitalized terms used but not defined herein have the meanings given in the Summary of Principal Terms and Conditions of the $400.0 million Bridge Facility to which this Annex I is attached.

Maturity:	The Extended Bridge Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Extended Bridge Loans will accrue interest at a rate per annum equal to the Total Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).

Interest will be payable in arrears at the end of each fiscal quarter of the Borrower following the Initial Bridge Loan Maturity Date and on the maturity date of the Extended Bridge Loans.

Default Rate:
With respect to overdue principal and interest, and other overdue amounts, the applicable interest rate plus 2.00% per annum.
Upon the occurrence and during the continuance of any Event of Default each LIBOR Loan will convert to a Base Rate Loan at the end of the interest period then in effect for such LIBOR Loan.

Guarantees:	Same as the Initial Bridge Loans.

Offer to Prepay upon a Change of Control:	The Borrower will be required to offer to prepay Extended Bridge Loans at par plus accrued and unpaid interest upon the occurrence of a change of control.

Optional Prepayment:	The Extended Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon three days’ prior notice, at par plus accrued and unpaid interest.

Covenants, Events of Default and Offers to Repurchase:
The covenants, events of default and offers to repurchase upon asset sales that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Bridge Loans in lieu of the corresponding provisions applicable to the Initial Bridge Loans.

Conditions to Conversion to Extended Bridge Loans:	Payment of the Exchange Fee (as defined in the Fee Letter).

Governing Law and Forum:	New York.

B-1

Annex II

Summary of Principal Terms and Conditions
of Exchange Notes

Capitalized terms used but not defined herein have the meanings given in the Summary of Principal Terms and Conditions of the $400.0 million Bridge Facility to which this Annex II is attached.

Issuer:	The Borrower will issue Exchange Notes under an indenture (the “Indenture”). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer”.

Guarantees:	Same as the Initial Bridge Loans.

Principal Amount:
The Exchange Notes will be available only in exchange for the Extended Bridge Loans.  The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Bridge Loan for which it is exchanged.

Maturity:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will accrue interest at a rate per annum equal to the Total Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).

Interest will be payable semi-annually in arrears.

Default Rate:	With respect to overdue principal and interest, and other overdue amounts, the applicable interest rate plus 2.00% per annum.

Offer to Repurchase upon a Change of Control:	The Borrower will be required to offer to purchase Exchange Notes at 101% of par plus accrued and unpaid interest upon the occurrence of a change of control.

Offer to Repurchase from Asset Sale Proceeds:
The Borrower will be required to offer to purchase Exchange Notes (and, if outstanding, prepay Extended Bridge Loans) on a pro rata basis at 100% of par plus accrued and unpaid interest with a portion of the net cash proceeds from any non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries in excess of amounts paid to the lenders under the Existing Credit Agreement, with such proceeds being applied to the Exchange Notes, the Extended Bridge Loans and the Debt Securities in a manner to be agreed upon, subject to thresholds, reinvestment rights and other limited exceptions to be agreed upon.

Optional Redemption:
Except as set forth in the next two succeeding paragraphs, the Exchange Notes will be non-callable until the third anniversary of the Closing Date.  Thereafter, each Exchange Note will be callable at par plus accrued and unpaid interest plus a premium equal to 50% of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date of the Exchange Notes.

D-1

Prior to the third anniversary of the Closing Date, the Borrower may redeem such Exchange Notes subject to a customary T + 50 basis points “make-whole” redemption.
Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 40% of such Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Exchange Notes.

Registration Rights:	None. 144A for life.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Substantially the same as those applicable to the Initial Bridge Loans. For the avoidance of doubt, there shall be no financial maintenance covenants.

Events of Default:	Substantially the same as those applicable to the Initial Bridge Loans.

Governing Law and Forum:	New York.

D-2

Exhibit D
to
Commitment Letter

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit D is attached or in the other Exhibits to such letter agreement, as applicable.  The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

1.          The Acquisition shall be consummated substantially contemporaneously with the initial funding under the Term Loan B Incremental Facility in accordance with the terms described in the Acquisition Agreement (without any amendment, modification, supplement or waiver thereof or any consent or election thereunder that is material and adverse to the Lenders or the Arrangers without the prior written consent of the Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed). It being understood and agreed that (x) any amendment that decreases the purchase price by less than 10.0% shall not be deemed to be materially adverse to the Lenders or the Arrangers so long as such decrease is allocated to reduce the Term Loan B Incremental Facility dollar for dollar; (y) any amendment that increases the purchase price shall not be deemed materially adverse to the Lenders or the Arrangers if such increase is not funded with debt; and (z) any amendment, modification, waiver or consent that results in a change to the definition of Material Adverse Effect shall be deemed to be materially adverse to the Lenders and the Arrangers.

2.           The Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provisions and the Specified Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality).

3.           Subject to the Limited Conditionality Provisions, the Arrangers shall have received reasonably satisfactory legal opinions, perfection certificates, corporate/organizational documents and officers’ and public officials’ certifications; a customary notice of borrowing; lien search results (to the extent requested at least fifteen business days prior to the Closing Date); customary evidence of authorization to enter into the Operative Documents; and good standing certificates in jurisdictions of formation/organization, in each case of the Company and the Guarantors.  The Agents shall have received a customary solvency certificate from the chief financial officer of the Borrower in the form of Exhibit H to the Existing Credit Agreement and attached hereto as Exhibit E.

4.           Subject in all respects to the Limited Conditionality Provisions, the Term Loan B Agent shall have a perfected, first priority lien on and security interest in all Collateral (free and clear of all liens, other than customary exceptions to be agreed upon, consistent with the Existing Credit Agreement).

5.           All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least three days prior to the Closing Date) shall, upon the initial borrowing under the Term Loan B Incremental Facility, have been paid.

6.           Each of the Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer”, anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, and the Company shall deliver a certification substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, that such Arranger has requested at least ten business days prior to the Closing Date.

D-1

7.           The Arrangers shall have received (a) (i) audited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated subsidiaries for the fiscal years ended February 3, 2017, February 2, 2018 and February 1, 2019 (it being agreed by the Arrangers that such financials have been received) and each subsequent fiscal year ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated subsidiaries for November 2, 2019 and each subsequent fiscal quarter (other than any fourth fiscal quarter) ended after November 2, 2019 and at least 45 days prior to the Closing Date, (b) (i) audited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for the fiscal year ended  December 31, 2019 and each subsequent fiscal year ended at least 90 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for September 30, 2019 (it being agreed by the Arrangers that the September 30, 2019 financials have been received) and each subsequent fiscal quarter ended after September 30, 2019 and at least 45 days prior to the Closing Date and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of the Company pursuant to clause (a) above have been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement).

8.           With respect to the Bridge Facility, (I) investment banks reasonably acceptable to the Commitment Party (the “Investment Banks”) shall have been engaged to publicly sell or privately place the Notes pursuant to the engagement letter among the Investment Banks and the Company and (II) the Company shall have delivered to the Investment Banks a customary preliminary offering memorandum that is suitable for use in a customary high‑yield road show relating to the Notes that contains all financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company or the Acquired Business, as applicable, as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with U.S. GAAP and prepared in accordance with Regulation S‑X under the Securities Act of 1933, as amended) and all other data (including selected financial data) that is customarily included in a customary 144A for life offering of the Notes or that would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes.  Upon delivery of such preliminary offering memorandum, the Company shall have caused its senior management personnel to have participated in a customary road show for the sale of the Notes for a period of not less than 15 consecutive business days (the “Marketing Period”); provided that to the extent such period has not been completed on or prior to March 14, 2020, such period may not begin until April 1, 2020.

D-2

Exhibit E
to
Commitment Letter

SOLVENCY CERTIFICATE
_________________, [2020]

          This Solvency Certificate is being executed and delivered pursuant to the amendment to Credit Agreement (as defined below) dated as of ________________, 2020 (the “Incremental Amendment”) by and among Citibank, N.A., as the Administrative Agent and Collateral Agent (in such capacities “Agent”), Science Applications International Corporation, a Delaware corporation (“Company”) and the other parties party thereto. Unless otherwise defined herein, capitalized terms used in this Solvency Certificate shall have the meanings set forth in the Third Amended and Restated Credit Agreement dated as of October 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Company, the lenders from time to time party thereto and Agent.

I, Charles Mathis, the Chief Financial Officer of Company, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of Company and its Subsidiaries, taken as a whole, and I am duly authorized to execute this Solvency Certificate on behalf of Company; and

2.
as of the date hereof and after giving effect to the Transactions (as such term is defined in the Incremental Amendment) and the incurrence of the indebtedness and obligations being incurred in connection therewith, that:

(i)
the sum of the “fair value” of the assets of Company and its Subsidiaries, taken as a whole, exceeds the sum of all debts (including subordinated debt or contingent liabilities) of Company and its Subsidiaries, taken as a whole;

(ii)
the “present fair saleable value” of the assets of Company and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liability on existing debts (including subordinated debt or contingent liabilities) of Company and its Subsidiaries, taken as a whole, as such debts become absolute and matured;

(iii)
the capital of Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Company and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and

(iv)
Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts and liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the Ordinary Course of Business.

          For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

E-1